Exhibit 5.1

January 11, 2008

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Re:	Inergy, L.P.
Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President—General Counsel and Secretary of Inergy GP, LLC, the managing general partner of Inergy L.P., a Delaware limited partnership (the “Partnership”), and, as such, am familiar with the proceedings taken by the Board of Directors of the managing general partner of the Partnership with respect to the approval and adoption of the Inergy Long Term Incentive Plan, as amended September 11, 2007 (the “Plan”). At the request of the Partnership, I am furnishing this opinion letter to you in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 3,264,900 common units (the “Common Units”) representing limited partner interests in the Partnership, which Common Units are proposed to be offered pursuant to the Plan.

As the basis for the opinions hereinafter expressed, I have examined the Plan, the Partnership’s registration statement on Form S-8 (the “Registration Statement”), which is to be filed on or about the date hereof with the Securities and Exchange Commission under the Act, the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), and such other instruments and documents as I have deemed necessary or appropriate for purposes of the opinions expressed in this letter. In addition, I have reviewed certain certificates of officers of the general partner of the Partnership and of public officials, and I have relied on such certificates with respect to certain factual matters that I have not independently established.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, I am of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

2.	All of the Common Units to be offered by means of the Registration Statement have been duly authorized in accordance with the Partnership Agreement and, if and when such Common Units are issued in the manner permitted by the Plan, such Common Units will be legally issued and fully paid and non-assessable, except as such non-assessability may be affected by 17-607 of the Delaware Revised Uniform Limited Partnership Act.

The opinions expressed herein are qualified in the following respects:

(A)	I have assumed that (i) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by me is accurate, complete and authentic, and all official public records are accurate and complete.

(B)	The opinions expressed in this letter are limited in all respects to the laws of the United States of America and the Delaware Revised Uniform Limited Partnership Act.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of my name in Item 5 of Part II of the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or other rules and regulations of the Securities and Exchange Commission issued thereunder.

Respectfully submitted,

/s/ Laura L. Ozenberger
Senior Vice President - General Counsel & Secretary